Morgan, Lewis & Bockius LLP
Counselors at Law
May 8, 2008
Liberty Property Limited Partnership
500 Chesterfield Parkway
Malvern, PA 19355

Re:	Liberty Property Limited Partnership, Registration Statement on Form S-3 (Registration No. 333- )
Ladies and Gentlemen:
We have acted as counsel to Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Partnership”), in connection with the filing of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement is being filed jointly by the Partnership and Liberty Property Trust, a Maryland real estate investment trust (the “Trust”). The Registration Statement relates to the proposed offering and sale, from time to time, of an unlimited aggregate principal amount of securities, including debt securities of the Partnership (the “Partnership Securities”) and securities of the Trust. The Partnership Securities may be any of senior secured debt securities, senior unsecured debt securities, subordinated secured debt securities or subordinated unsecured debt securities, in one or more series. The Partnership Securities may be guaranteed by the Trust. The Partnership Securities and related guarantees (the “Guarantees”), if any, will be issued under a senior indenture (the “Senior Indenture”) or a subordinated indenture (the “Subordinated Indenture” and together with the Senior Indenture, the “Indentures”), in each case among the Partnership and The Bank of New York Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association and The First National Bank of Chicago) as trustee (the “Trustee” and collectively with the other trustees under the Indentures, if any, the “Trustees”) and, if Partnership Securities are to be issued with Guarantees, the Trust.
In connection with this opinion letter, we have examined the Registration Statement, the forms of the Indentures, originals, or copies certified or otherwise identified to our

Liberty Property Limited Partnership
May 8, 2008

satisfaction of the Certificate of Limited Partnership of the Partnership, as amended to date, the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended to date, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.
We have also assumed for purposes of our opinion that any applicable Indenture will be duly authorized, executed and delivered by the Trustee, that such Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under such Indenture.
Based upon the foregoing, we are of the opinion that when (i) the terms of the Partnership Securities are duly established in accordance with applicable law and Section 301 of the applicable Indenture and (ii) the Partnership Securities and the Guarantees, if any, are executed by duly authorized officers of the Trust (in the case of the Partnership Securities, acting in its capacity as the sole general partner of the Partnership) as provided in the applicable Indenture, and the Partnership Securities are duly authenticated by the Trustee and are delivered by the Partnership against receipt of the purchase price therefor as described in the Registration Statement, the Partnership Securities and the Guarantees, if any, will constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their respective terms.
The opinions expressed above are subject to the following limitations and qualifications:
     The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.
     Provisions of the Indenture relating to indemnification or exculpation may be limited by public policy or bylaw.
     The enforceability of the Indenture may be limited by the unenforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or an occurrence of default.
     We express no opinion as to: (i) the enforceability of any provision of the Indenture permitting modification thereof only by means of an agreement in writing signed by the parties thereto or (ii) the enforceability of any provision of the Indenture purporting to waive the right to trial by jury.
     Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered. We express no opinion herein as to the enforceability of any provisions of the Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.
     The opinions expressed herein are limited to the laws of the State of New York and the Commonwealth of Pennsylvania, and we express no opinion with respect to the laws of any other state or jurisdiction. The Partnership Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof. We assume no obligation to update this opinion.

Liberty Property Limited Partnership
May 8, 2008

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP